Exhibit 3.1

AMERICOLD REALTY TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:                    Americold Realty Trust, a Maryland real estate investment trust (the “Trust”), formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND:               The amendment to and restatement of the Declaration of Trust of the Trust as hereinafter set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

THIRD:                  The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8.  The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

Americold Realty Trust

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1  Purposes.  The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code.

Section 3.2  Powers.  The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose address is 351 West Camden Street, Baltimore, Maryland 21201.  The resident agent is a Maryland corporation.  The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1  Powers.  Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust.  The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board.  Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a real estate investment trust under the Code; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2  Number.  The number of Trustees (hereinafter the “Trustees”) shall be four, which number may be increased or decreased pursuant to the Bylaws of the Trust.  The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws.  The names of the Trustees who shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualify are: Jozef Opdeweegh, Stephen R. Sleigh, Ira Tochner, and Frederic F. Brace.

These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws.  It shall not be necessary to list in the Declaration of Trust the names of any Trustees hereinafter elected.

The Trust elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred.

Section 5.3  Resignation or Removal.  Any Trustee may resign in the manner provided in the Bylaws.  Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote generally in the election of Trustees.

Section 5.4  Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares:  the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1  Authorized Shares.  The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”).  The Trust has authority to issue 250,000,000 common shares of beneficial interest, $.01 par value per share (“Common Shares”), and 25,000,000 preferred shares of beneficial interest, $.01 par value per share (“Preferred Shares”).  If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph.  The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2  Common and Preferred Shares.

(a)           Common Shares.  Subject to the provisions of Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote.  The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.

(b)           Preferred Shares.  The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of Shares.

Section 6.3  Series A Preferred Shares.

(a)           Designation and Number.  125 Preferred Shares shall initially be designated as “12.5% Series A Cumulative Non-Voting Preferred Shares” (the “Series A Preferred Shares”).  The express terms and provisions of all of the Series A Preferred Shares shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Section 6.3.

(b)           Rank.  The Series A Preferred Shares shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Trust, rank senior to the Common Shares of the Trust and to all other Shares issued by the Trust from time to time (together with the Common Shares, the “Junior Securities”).

(c)           Dividends.

(i)            Each holder of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board and declared by the Trust, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per Series A Preferred Share at the rate of 12.5% per annum of the total of $1,000.00 plus all accumulated and unpaid dividends thereon.  Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Share is issued, such issue date to be contemporaneous with the receipt by the Trust of subscription funds for the Series A Preferred Shares (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”).  Any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.  Dividends will be payable to holders of record as they appear in the share transfer records of the Trust at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(ii)           No dividends on the Series A Preferred Shares shall be declared by the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any written agreement between the Trust and any party that is not an affiliate of the Trust, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.  For purposes of this Section 6.3(c)(ii), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Trust.

(iii)          Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 6.3(c)(ii) above at any time prohibit the current payment of dividends, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 6.3(c)(ii) above.

(iv)          Unless full cumulative dividends on all outstanding Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Securities) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon any shares of Junior Securities, nor shall any shares of Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Trust (except by conversion into or exchange for other shares of Junior Securities and except for transfers, redemptions or purchases made pursuant to the provisions of Sections 7.2.1(b) and 7.3).

(v)           When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares shall be declared and paid pro rata based on the number of Series A Preferred Shares then outstanding.

(vi)          Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Shares as described above.

(d)           Liquidation Preference.

(i)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series A Preferred Shares then outstanding will be entitled to be paid, or have the Trust declare and set apart for payment, out of the assets of the Trust legally available for distribution to its shareholders and after payment or provision for payment of the debts and other liabilities of the Trust, a liquidation preference per Series A Preferred Share equal to the sum of the following (collectively, the “Liquidation Preference”): (A) $1,000.00, (B) all accrued and unpaid dividends thereon through and including the date of payment, and (C) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities.  In the event that the Trust elects to set apart the Liquidation Preference for payment, the Series A Preferred Shares shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Trust making its final liquidating distribution on the Common Shares.  In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Trust may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(ii)           In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the full amount of the Liquidation Preference on all outstanding Series A Preferred Shares, then the holders of the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(iii)          After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

(iv)          Upon the Trust’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Trust, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of Series A Preferred Shares is entitled, the Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Shares at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Trust.

(e)           Consolidation and Merger.  The consolidation or merger of the Trust with or into any other business enterprise or of any other business enterprise with or into the Trust, or the sale, lease or conveyance of all or substantially all of the assets or business of the Trust, or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

(f)            Redemption.

(i)            Right of Optional Redemption.  The Trust, at its option, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price per Series A Preferred Share (the “Redemption Price”) equal to $1,000.00 plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 6(f)(iii) below), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption: (A) until December 31, 2010, $200; (B) from January 1, 2011 to December 31, 2011, $150; (C) from January 1, 2012 to December 31, 2012, $100; (D) from January 1, 2013 to December 31, 2013, $50; and (E) thereafter, no Redemption Premium.  If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed may be selected by any equitable method determined by the Trust provided that such method does not result in the creation of fractional shares.

(ii)           Limitations on Redemption.  Unless full cumulative dividends on all Series A Preferred Shares shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no Series A Preferred Shares shall be redeemed or otherwise acquired, directly or indirectly, by the Trust unless all outstanding Series A

Preferred Shares are simultaneously redeemed or acquired, and the Trust shall not purchase or otherwise acquire, directly or indirectly, any shares of any Junior Securities of the Trust (except by exchange for shares of Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Trust of shares transferred to a Charitable Beneficiary pursuant to Sections 7.2.1(b) and 7.3, in order to ensure that the Trust remains qualified as a real estate investment trust for federal income tax purposes or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

(iii)          Rights to Dividends on Shares Called for Redemption.  Immediately prior to or upon any redemption of Series A Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(iv)          Procedures for Redemption.

(A)            Upon the Trust’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Shares is entitled, the Series A Preferred Shares shall be redeemed and shall no longer be deemed outstanding shares of beneficial interest in the Trust and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Shares at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Trust.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given.

(B)            In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (1) the redemption date; (2) the Redemption Price; (3) the number of Series A Preferred Shares to be redeemed; (4) the place or places where the Series A Preferred Shares are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

(C)            If notice of redemption of any Series A Preferred Shares has been given in accordance with this Section 6.3(f)(iv), then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate.

(6)           Application of Article VII.  The Series A Preferred Shares are subject to the provisions of Article VII, including, without limitation, the provisions of Sections 7.2.1(a) and (b) and Section 7.3.

(7)           Status of Redeemed Shares.  Any Series A Preferred Shares that shall at any time have been redeemed or otherwise acquired by the Trust shall, after such redemption or acquisition, have the status of authorized but unissued Series A Preferred Shares which may be issued by the Board from time to time at its discretion.

(g)           Voting Rights.  Except as provided in this Section, the holders of the Series A Preferred Shares shall not be entitled to vote on any matter submitted to the shareholders of the Trust for a vote.  Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Shares, voting as a separate class, shall be required for (i) authorization or issuance of any equity security of the Trust senior to or on a parity with the Series A Preferred Shares, (ii) any reclassification of the Series A Preferred Shares or (iii) any amendment to the Declaration of Trust or the terms of the Series A Preferred Shares, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Trust or otherwise (an “Event”), which amendment materially and adversely affects any right, preference, privilege or voting power of the Series A Preferred Shares or which increases the number of authorized Series A Preferred Shares to a number greater than 1,000; provided however, that with respect to the occurrence of any of the Events set forth in subsection (iii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Shares receive equity securities of the successor or survivor of such Event with substantially identical rights as the Series A Preferred Shares, taking into account that, after the occurrence of an Event, the Trust may not be the surviving entity or the surviving entity may not be a real estate investment trust, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Shares, and in such case the holders of Series A Preferred Shares shall not have any voting rights with respect to the occurrence of any of the Events set forth in subsection (iii) above unless the number of authorized Series A Preferred Shares is increased to a number greater than 1,000. Notwithstanding any other provision to the contrary, each Series A Preferred Share held by Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, L.P., Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., each a Delaware limited partnership (collectively, “Yucaipa”), shall be entitled to one vote for every 10 Series A Preferred Shares held by Yucaipa on each matter upon which holders of the Series A Preferred Shares are entitled to vote.  Every other Series A Preferred Share (i.e., each Series A Preferred Share not held by Yucaipa) shall entitle the holder thereof to one vote on each matter upon which holders of Series A Preferred Shares are entitled to vote.

(h)           Conversion.  The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.

(i)            Notice of Transfer.  Holders of Series A Preferred Shares will be required to give the Trust written prior notice of any proposed transfer of a Series A Preferred Share, which notice must specify the name of the proposed transferee.

Section 6.4  Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”).  Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5  Authorization by Board of Share Issuance.  The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

Section 6.6  Dividends and Distributions.  The Board of Trustees may from time to time authorize, and cause the Trust to declare to shareholders, such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine.  The Board of Trustees shall endeavor to cause the Trust to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust.  The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding.  Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the

Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.7  General Nature of Shares.  All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust.  The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust.  The death of a shareholder shall not terminate the Trust.  The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

Section 6.8  Fractional Shares.  The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding off to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.9  Declaration and Bylaws.  The rights of all shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

Section 6.10  Divisions and Combinations of Shares.  Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1  Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Share Ownership Limit.  The term “Aggregate Share Ownership Limit” shall mean not more than 9.8 percent in value of the aggregate outstanding Equity Shares.  The value of the outstanding Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any trust provided for in Section 7.3.1.

Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Share Ownership Limit.  The term “Common Share Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding Common Shares.  The number and value of outstanding Common Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Declaration of Trust.  The term “Declaration of Trust” shall mean these Articles of Amendment and Restatement as accepted for record by the SDAT, and any amendments and supplements thereto.

Equity Shares.  The term “Equity Shares” shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.  The term “Equity Shares” shall not include convertible debt securities unless and until such securities are converted into Equity Shares of the Trust.

Excepted Holder.  The term “Excepted Holder” shall mean (a) Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, L.P., Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P. and Yucaipa Corporate Initiatives Fund I, LP,  each a Delaware limited partnership, and their affiliates (collectively, the “Yucaipa Group”); and (b) a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean (a) as to the Yucaipa Group 80% percent of the aggregate number or value of the outstanding Common Shares and 80% percent of the value of the aggregate outstanding Equity Shares and (b) provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

Initial Date.  The term “Initial Date” shall mean the date upon which the Company completes its initial public offering.

Look-Through Entity.  The term “Look-Through Entity” shall mean a Person that is and continues to be either (a) a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code as modified by Section 856(h)(3) of the Code or (b) registered under the Investment Company Act of 1940.

Look-Through Ownership Limit.  The term “Look-Through Ownership Limit” shall mean (a) not more than 15 percent in value of the aggregate outstanding Equity Shares and (b) not more than 15 percent (in value or number of shares, whichever is more restrictive) of the aggregate outstanding Common Shares.  The number and value of outstanding Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date.  The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system then in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

One Hundred Shareholder Date.  The term “One Hundred Shareholder Date” shall mean the first date upon which the Equity Shares are beneficially owned by 100 or more Persons within the meaning of Code Section 856(a)(5) without regard to Code Section 856(h)(2).

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

REIT.  The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

SDAT.  The term “SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

Section 7.2  Equity Shares.

Section 7.2.1  Ownership Limitations.  During the period commencing on the Initial Date (or the One Hundred Shareholder Date with respect to only subsection (a)(iii) below) and prior to the Restriction Termination Date:

(a)                                  Basic Restrictions.

(i)  (1) No Person, other than an Excepted Holder or a Look-Through Entity, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder or a Look-Through Entity, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit, (3) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder and (4) no Look-Through Entity, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Look-Through Ownership Limit.

(ii)                                  No Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)                               Notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(b)                                 Transfer in Trust.  If any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially

Owning or Constructively Owning Equity Shares in violation of Section 7.2.1(a)(i) or (ii),

(i)                                     then that number of Equity Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Equity Shares; or

(ii)                                  if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

Section 7.2.2  Remedies for Breach.  If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

Section 7.2.3  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a REIT.

Section 7.2.4  Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)                                  every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares and other Equity Shares Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit.

(b)                                 each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5  Remedies Not Limited.  Subject to Section 5.1 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s status as a REIT.

Section 7.2.6  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it.  In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7  Exceptions.

(a)                                  Subject to Section 7.2.1(a)(ii), the Board of Trustees, in its sole discretion, may exempt a Person from the Aggregate Share Ownership Limit, the Common Share Ownership Limit or the Look-Through Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)                                     the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such Equity Shares will violate Section 7.2.1(a)(ii);

(ii)                                  such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

(iii)                               such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

(b)                                 Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)                                  Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)                                 The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit or, if the Excepted Holder is a Look-Through Entity, the Look-Through Ownership Limit.

Section 7.2.8  Changes in Aggregate Share Ownership, Common Share Ownership and Look-Through Ownership Limits.  Subject to Section 7.2.1(a)(ii), the Board of Trustees may from time to time establish or increase an Excepted Holder Limit for one or more Persons (whereby such Person will be an Excepted Holder) and decrease the Common Share Ownership Limit, the Aggregate Share Ownership Limit and Look-Through Ownership Limit for all other Persons; provided, however, that the decreased Common Share Ownership Limit, Aggregate Share Ownership Limit and/or Look-Through Ownership Limit will not be effective for any Person whose percentage ownership of Shares is in excess of such decreased Common Share Ownership Limit,

Aggregate Share Ownership Limit and/or Look-Through Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Common Share Ownership Limit, Aggregate Share Ownership Limit and/or Look-Through Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit, Aggregate Share Ownership Limit and/or Look-Through Ownership Limit and, provided further, that the new Excepted Holder Limit, Common Share Ownership Limit, Aggregate Share Ownership Limit and Look-Through Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

Section 7.2.9  Legend.  Each certificate for Equity Shares (if such Equity Shares are certificated, which determination shall be at the sole discretion of the Board of Trustees) shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust’s maintenance of its status as a Real Estate Investment Trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares of the Trust in excess of 9.8 percent (in value or number of shares) of the outstanding Common Shares of the Trust, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or a Look-Through Entity (in which case the Look-Through Ownership Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Equity Shares of the Trust in excess of 9.8 percent of the value of the total outstanding Equity Shares of the Trust, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or a Look-Through Entity (in which case the Look-Through Ownership Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Equity Shares that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (iv) no Person may Transfer Equity Shares if such Transfer would result in Equity Shares of the Trust being owned by fewer than 100 Persons.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust.  If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries.  In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.

Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.3  Transfer of Equity Shares in Trust.

Section 7.3.1  Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b).  The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

Section 7.3.2  Status of Shares Held by the Trustee.  Equity Shares held by the Trustee shall be issued and outstanding Equity Shares of the Trust.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

Section 7.3.3  Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee shall be paid with respect to such Equity Shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the

Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Section 7.3.4  Sale of Shares by Trustee.  Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5  Purchase Right in Shares Transferred to the Trustee.  Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer.  The Trust shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4.  Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6  Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 7.4  NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5  Enforcement.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6  Non-Waiver.  No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

SHAREHOLDERS

Section 8.1  Meetings.  There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust.  Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws.  If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees.  Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2  Voting Rights.  Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article XI; (c) termination of the Trust as provided in Section 13.2; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article XII; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification.  Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

Section 8.3  Preemptive and Appraisal Rights.  Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract approved by the Board of Trustees, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell.  Holders of Shares shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 8 and Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 8.4  Extraordinary Actions.  Except as specifically provided in Section 5.3 (relating to removal of Trustees) and in Section 11.3 with respect to Section 5.3 and Article X, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if advised by the Board of Trustees and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.5  Board Approval.  The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

Section 8.6  Action By Shareholders without a Meeting.  The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION
AND TRANSACTIONS WITH THE TRUST

Section 9.1  Limitation of Shareholder Liability.  No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

Section 9.2  Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages.  Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 9.3  Indemnification.  The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Trust.  The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

Section 9.4  Transactions Between the Trust and its Trustees, Officers, Employees and Agents.  Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE X

CORPORATE OPPORTUNITIES

Section 10.1  Definitions.  For the purpose of this Article X, the following terms shall have the following meanings:

Affiliate.  The term “Affiliate” shall mean, with respect to any specified person or entity, any other person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with such person or entity, including, without limitation, any general partner, managing member or partner, officer, director or trustee of such person or entity or any private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person or entity.  For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such person or entity.

Retained Opportunity.  The term “Retained Opportunity” shall mean any corporate opportunity (a) which the Trust is financially able to undertake, (b) which the Trust is not prohibited by contract or applicable law from pursuing or undertaking, (c) which, from its nature, is in the line of the Trust’s business, (d) which is of practical advantage to the Trust, and (e) in which the Trust has an interest or a reasonable expectancy.

Yucaipa Entity.  The terms “Yucaipa Entities” and “Yucaipa Entity” shall mean the Yucaipa Funds, their respective Affiliates and any portfolio company in which any of the foregoing has any equity investment (other than the Trust and its subsidiaries).

Yucaipa Funds.  The term “Yucaipa Funds” shall mean Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, L.P., Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P. and Yucaipa Corporate Initiatives Fund I, LP and any other entity managed, controlled or owned, directly or indirectly, by any such fund (or by any Affiliate of any such fund) that may acquire any direct or indirect interest in the Trust.

Yucaipa Nominee.  The term “Yucaipa Nominee” shall mean any officer, trustee, director, partner, member, manager, employee, or other agent of a Yucaipa Entity.

Section 10.2  General.  In recognition that (i) the Yucaipa Funds are and will be significant shareholders of the Trust; (ii) the Yucaipa Entities have participated, directly or indirectly, and will continue to participate in investments in entities and enterprises some of which may engage in or relate to businesses that are the same as or similar to that of the Trust and/or its subsidiaries or that may compete with, or involve persons or entities that compete with, the Trust and/or its subsidiaries; (iii) owners, partners, directors and employees of Yucaipa Entities may be directors, managers, employees or advisors of entities (including, among others, the Trust and/or its subsidiaries) in which a Yucaipa Entity has invested or may invest and, in such positions, may encounter business opportunities that the Trust or its subsidiaries or shareholders may desire to pursue; and (iv) the Trust and its subsidiaries will derive benefits from the potential participation of Yucaipa Nominees in the Trust or its subsidiaries, whether as trustees, directors, employees or otherwise, and through their continued contractual, corporate and business relations with the Yucaipa Entities, the provisions of this Article X are set forth to regulate, define and guide, to the fullest extent permitted by applicable law, the conduct of certain affairs of the Trust and its subsidiaries as they may involve Yucaipa Entities and Yucaipa Nominees and the powers, rights, duties and liabilities of the Trust and the Yucaipa Funds and their respective officers, directors, trustees, employees, members, managers, shareholders, partners and agents in connection therewith.

Section 10.3  Related Business Activities.  The Yucaipa Entities shall have the right to (and neither the Yucaipa Entities nor any Yucaipa Nominee shall have any obligation or duty to abstain or cause any Yucaipa Entity to abstain from exercising such right to): (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the Trust and/or its subsidiaries, (ii) do business with any customer, supplier or lessor of the Trust or its subsidiaries and (iii) employ or otherwise engage any officer, trustee or employee of the Trust or its subsidiaries.

Section 10.4  Corporate Opportunities.  If any Yucaipa Entity or any Yucaipa Nominee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any Yucaipa Entity, none of the Trust or its subsidiaries or shareholders shall have any interest in such corporate opportunity or any expectation that such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Trust or its subsidiaries or shareholders with respect to such corporate opportunity, is hereby renounced by the Trust on its behalf and on behalf of its subsidiaries and its shareholders.  Accordingly, (i) no Yucaipa Entity or Yucaipa Nominee will be under any obligation or duty to present, communicate or offer any such corporate opportunity to the Trust or any of its subsidiaries and (ii) the Yucaipa Entities shall have the right to hold and exploit any such corporate opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any person or entity other than the Trust and its subsidiaries and shall be under no obligation or duty to act otherwise.

Section 10.5  Trustees, Officers and Employees.  Notwithstanding the provisions of Section 10.4 above, the Trust does not renounce any interest or expectancy it may have under applicable law in any Retained Opportunity that is expressly offered to a Yucaipa Nominee solely in, and as a direct result of, his or her capacity as a trustee, officer or employee of the Trust.  If the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Trust (or, during the vacancy of any of those titles, the executive officer performing the functions of such vacant role) shall be a Yucaipa Nominee by virtue of his or her respective relationship with a Yucaipa Entity, then any corporate opportunity offered to such officer shall be deemed to have been offered solely in, and as a direct result of, such officer’s capacity as an officer of the Trust unless such offer clearly and expressly is presented to such officer solely in, and as a direct result of, his or her capacity as an officer, trustee, director, partner, member, manager, employee or other agent of a Yucaipa Entity.

Section 10.6  Application of Provision.  This Article X shall apply as set forth above except to the extent otherwise prohibited by applicable law.  No alteration, amendment, termination, expiration or repeal of this Article X, nor the adoption of any provision of the Declaration of Trust inconsistent with this Article X shall eliminate, reduce, apply to, or have any effect on (i) the protections afforded hereby to any Yucaipa Entity or Yucaipa Nominee for or with respect to any investments, activities or opportunities of which such Yucaipa Entity or Yucaipa Nominee becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption or (ii) any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE XI

AMENDMENTS

Section 11.1  General.  The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares.  All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation.  An amendment to the Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, or an officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in Section 14.5 and (c) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record.  All references to the Declaration of Trust shall include all amendments and supplements thereto.

Section 11.2  By Trustees.  The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, (i) to qualify as a real estate investment trust under the Code or under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Maryland General Corporation Law and (iii) as otherwise provided in the Declaration of Trust.

Section 11.3  By Shareholders.  Except as otherwise provided in the Declaration of Trust, any amendment to the Declaration of Trust shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.  Any amendment to Section 5.3, Article X or to this sentence of the Declaration of Trust shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE XII

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property.  Any such action must be approved by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

ARTICLE XIII

DURATION AND TERMINATION OF TRUST

Section 13.1 Duration.  The Trust shall continue perpetually unless terminated pursuant to Section 13.2 or pursuant to any applicable provision of Title 8.

Section 13.2  Termination.

(a)           Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter.  Upon the termination of the Trust:

(i)            The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)           The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.  The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

(iii)          After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)           After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIV

MISCELLANEOUS

Section 14.1  Governing Law.  The Declaration of Trust is executed and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 14.2  Reliance by Third Parties.  Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust.  No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 14.3  Severability.

(a)           The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article XI and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination.  No Trustee shall be liable for making or failing to make such a determination.  In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 11.2.

(b)           If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 14.4  Construction.  In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust.  In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

Section 14.5  Recordation.  The Declaration of Trust and any amendment or supplement hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment or supplement hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment or supplement hereto.  A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments and supplements contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments and supplements thereto.

FOURTH:  The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to the foregoing amendment and restatement of the Declaration of Trust was 100,001,000, consisting of 100,000,000 common shares, $.01 par value per share, and 1,000 preferred shares, $.01 par value per share, of which all 1,000 were classified as Series A Preferred Shares.  The aggregate par value of all shares of beneficial interest having par value was $1,000,010.

FIFTH:  The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 275,000,000, consisting of 250,000,000 common shares of beneficial interest, $.01 par value per share, and 25,000,000 preferred shares of beneficial interest, $.01 par value per share, of which 125 are classified as Series A Preferred Shares.  The aggregate par value of all authorized shares of beneficial interest having par value is $2,750,000.

The undersigned acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Financial Officer and Executive Vice President and attested to by its Secretary on this        day of 28th day of April, 2010.

ATTEST:	AMERICOLD REALTY TRUST

/s/ Walter Metz	/s/ Grant Barker	(SEAL)
Walter Metz, Secretary	Grant Barker, Executive Vice President